                                   EXHIBIT 11
                              EASTON BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                          QUARTER ENDED JUNE 30, 1997


                                                                         Three Months              Six Months
                                                                            Ended                    Ended
                                                                        June 30, 1997           June 30, 1997
                                                                        -------------           -------------
 Net income                                                                $   63,367              $  127,123
                                                                           ==========              ==========


 Average shares outstanding                                                   559,328                 559,328

 Dilutive average shares outstanding under
   warrants and options                                                       216,191                 216,191

 Exercise price                                                            $    10.00                  $10.00
 Assumed proceeds on exercise                                              $2,161,910              $2,161,910

 Average market value                                                      $    12.50              $    12.48

 Less:  Treasury stock purchased with assumed
   proceeds from exercise of warrants and options                             172,953                 173,230

 Adjusted average shares-Primary                                              602,566                 602,289

 Primary earnings per share                                                $      .10              $      .21
                                                                           ==========              ==========


 Average shares outstanding                                                   559,328                 559,328

 Dilutive average shares outstanding under
   warrants and options                                                       216,191                 216,191

 Exercise price                                                                $10.00              $    10.00

 Assumed proceeds on exercise                                              $2,161,910              $2,161,910

 Ending market value                                                       $    12.50              $    12.50

 Less:  Treasury stock purchased with assumed
   proceeds from exercise of warrants and options                             172,953                 172,953

 Adjusted average shares-Fully diluted                                        602,566                 602,566

 Fully diluted earnings per share                                          $      .10              $      .21
                                                                           ==========              ==========


         The stock of the Company is not traded on any public exchange. The average and ending market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.